Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Transphorm, Inc. on Form S-3 of our report dated June 23, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Transphorm, Inc. as of March 31, 2021, December 31, 2020 and December 31, 2019 and for the three months ended March 31, 2021 and for each of the years in the two year period ended December 31, 2020 appearing in the Transition Report on Form 10-KT of Transphorm, Inc. filed with the U.S. Securities and Exchange Commission (“SEC”) on June 23, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Chicago, IL
November 19, 2021